Exhibit 10.13
May 25, 2018

Philip Faix
[***]

Re: Offer of Employment

Dear Tripp,

Marqeta, Inc. (the “Company”) is delighted to extend this offer of employment to you. These are incredibly exciting times at Marqeta and we look forward to having you join our team! The terms of this offer are outlined below.

1.Position. You will perform the duties of Chief Financial Officer, reporting to me. You will be based in our Oakland, California office. This offer is for a full-time, exempt position and we estimate your start date to be August 13, 2018.

2.Compensation.

a.Salary. You will be paid an annual base salary of $300,000 payable semi-monthly in accordance with the Company’s normal payroll process.

b.Bonus. You are also eligible to participate in the Company’s discretionary Bonus Plan; your annual bonus target is 50% of your base salary. 50% of your bonus pay will be based on individual performance and the other 50% will be based company performance. Bonus pay is determined at the discretion of the CEO.

Your salary and bonus are both subject to all normal payroll deductions and required withholdings. In addition, you will be reimbursed for any business-related travel expenses (if approved in advance by the Company).

3.Stock Option. It will be recommended to the Company’s Board of Directors that you be granted an option to purchase 2,804,190 shares (equivalent to 0.65% of outstanding shares) of the Company’s Common Stock (the “Initial Grant”), with an exercise price as of the fair market value on the date of the grant. This grant will vest over four years, commencing on your date of hire (the “Vesting Commencement Date,”). Twenty-five percent (25%) shall vest on the one-year anniversary of the Vesting Commencement Date and the remaining options shall vest in equal monthly installments over the three years thereafter. The provisions of your stock option grant shall be subject to the provisions of the Company’s standard form of Stock Option Agreement and Equity Incentive Plan.

4.Benefits. You will be eligible to participate in the Company’s standard benefit plans, including, but not limited to, medical, dental, vision and disability insurance coverages. Marqeta’s benefit plans also include Paid Time Off (PTO). The Company reserves the right to modify at its sole discretion the compensation and benefits plans, as it deems necessary.

5.Confidential Information and Inventions Assignment Agreement. To enable the Company to safeguard its proprietary and confidential information, it is a condition of hire that you sign the enclosed Confidential Information and Inventions Assignment agreement, which prohibits unauthorized use or disclosure of the Company’s proprietary information and solicitation of its employees and customers.

You will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto the Company’s premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.
6.At Will Employment. Your employment at the Company is “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

7.Background Check. This offer is contingent upon a successful employment verification and background check. The company reserves the right to rescind its offer of employment either before or after the start date based upon information received in the background verification.

8.Complete Offer and Agreement. This letter, together with your Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes to the terms of your employment can be made only in writing and signed by you and an authorized executive of the Company, although it is understood that the Company may, from time to time, in its sole discretion, adjust the salaries, incentive compensation and benefits paid to you and other employees, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships as needed.

9.Acceptance. This offer will remain open for three days. To indicate your acceptance, please sign and date this letter. If you accept our offer, we would like you to start on August 13, 2018.

Tripp, I expect you will make a significant contribution to our success and will enjoy a meaningful career here at Marqeta. We very much look forward to your favorable reply.

Sincerely, Marqeta, Inc.
/s/ Jason Gardner

Jason Gardner
Chief Executive Officer Accepted:
/s/ Philip Faix            Date: May 27, 2018

Philip Faix
Chief Executive Officer